Putnam Tax-Free High Yield Fund Annual Report
7/31/13

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A    42,079
Class B       531
Class C     2,780
Class M       391

72DD2

Class Y     4,571


73A1

Class A   0.551758
Class B   0.473398
Class C   0.454306
Class M   0.518073

73A2

Class Y	0.581550


74U1

Class A   71,198
Class B    1,122
Class C    5,893
Class M      721

74U2

Class Y	 4,240


74V1

Class A    11.85
Class B    11.87
Class C    11.88
Class M    11.85

74V2

Class Y	 11.89

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.